                      NUTTER MCCLENNEN AND FISH LETTERHEAD

                                                                  (617) 439-2459
                                                                  E-MAIL ADDRESS
                                                                  kmk@nutter.com

                                February 20, 2001
                                    103275-1

Barry Fink, Vice President
   and General Counsel
Morgan Stanley Dean Witter Advisors, Inc.
Two World Trade Center
New York, NY  10048

        RE:     MORGAN STANLEY DEAN WITTER INTERNATIONAL VALUE EQUITY FUND

Dear Barry:

        We understand that the trustees (the "Trustees") of Morgan Stanley Dean Witter International Value Equity Fund, a Massachusetts business trust (the "Trust"), intend, on or about February 21, 2001, to cause to be filed on behalf of the Trust a Pre-effective Amendment No. 1 to Registration Statement No. 333-53546 (as amended, the "Registration Statement") for the purpose of registering for sale Shares of Beneficial Interest, $.01 par value, of the Trust (the "Shares"). We further understand that the Shares will be issued and sold pursuant to an underwriting agreement (the "Underwriting Agreement") and a distribution agreement (the "Distribution Agreement") to be entered into between the Trust and Morgan Stanley Dean Witter Distributors Inc.

        You have requested that we act as special counsel to the Trust regarding certain matters of Massachusetts law respecting the organization of the Trust, and in such capacity we are furnishing you with this opinion.

       The Trust, which was formed under the name Morgan Stanley Dean Witter New Opportunities Fund, is organized under a written declaration of trust finally executed and filed in

Barry Fink, Vice President
   And General Counsel
Morgan Stanley Dean Witter Advisors, Inc.
Page 2
February 20, 2001

Boston, Massachusetts on January 11, 2001 (the "Trust Agreement"). The Trustees (as defined in the Trust Agreement) have the powers set forth in the Trust Agreement, subject to the terms, provisions and conditions therein provided.

        In connection with the opinions set forth herein, you and the Trust have provided to us originals, copies or facsimile transmissions of, and we have reviewed and relied upon, among other things: a copy of the Trust Agreement; forms of the Underwriting and Distribution Agreements; a copy of the Registration Statement (including the exhibits thereto); and a Legal Existence Certificate issued by the Massachusetts Secretary of State on February 20, 2001 with respect to the Trust. We have assumed that the amended and restated by-laws dated January 11, 2001, and filed as an exhibit to the Registration Statement have been duly adopted by the Trustees.

        In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures, (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us, (iii) that any resolutions provided have been duly adopted by the Trustees, and (iv) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. We have also examined such questions of law as we have concluded necessary or appropriate for purposes of the opinions expressed below. Where documents are referred to in resolutions approved by the Trustees, or in the Registration Statement, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Registration Statement, or otherwise. When any opinion set forth below relates to the existence or standing of the Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

        Based upon the foregoing, and with respect to Massachusetts law only (except that no opinion is herein expressed with respect to compliance with the Massachusetts Uniform Securities Act), to the extent that Massachusetts law may be applicable, and without reference to the laws of any of the other several states or of the United States of America, including State and Federal securities laws, we are of the opinion that:

        1. The Trust is a business trust with transferable shares, organized in compliance with the requirements of The Commonwealth of Massachusetts and the Trust Agreement is legal and valid.

        2. The Shares to which the Registration Statement relates and which are to be registered under the Securities Act of 1933, as amended, will be legally and validly issued upon

Barry Fink, Vice President
   And General Counsel
Morgan Stanley Dean Witter Advisors, Inc.
Page 3
February 20, 2001

receipt by the Trust of consideration determined by the Trustees in compliance with Article VI, Section 6.4 of the Trust Agreement. We are further of the opinion that such Shares, when issued, will be fully paid and non-assessable by the Trust.

        We understand that you will rely on this opinion solely in connection with your opinion to be filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement. We hereby consent to such use of this opinion and we also consent to the filing of said opinion with the Securities and Exchange Commission. In so consenting, we do not thereby admit to be within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Nutter, McClennen & Fish, LLP/KMK

                                       NUTTER, MCCLENNEN & FISH, LLP